EXHIBIT 99.1
Mission Produce® Announces Fiscal 2025 First Quarter Financial Results
Achieved record fiscal first quarter revenue driven by higher price and volume in the Marketing & Distribution segment

OXNARD, Calif. -- March 10, 2025 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (NASDAQ: AVO) (“Mission” or “the Company”) a world leader in sourcing, producing, and distributing fresh Hass avocados, today reported its financial results for the fiscal first quarter ended January 31, 2025.
Fiscal First Quarter 2025 Financial Overview:
•Total revenue increased 29% to $334.2 million compared to the same period last year
•Net income of $3.9 million, or $0.05 per diluted share, compared to $0.0 million, or $0.00 per diluted share, for the same period last year
•Adjusted net income of $7.1 million, or $0.10 per diluted share, compared to $6.7 million, or $0.09 per diluted share, for the same period last year
•Adjusted EBITDA decreased 8% to $17.7 million, compared to $19.2 million in the same period last year
CEO Message
Steve Barnard, CEO of Mission, stated “We were pleased to meet robust consumer demand in our fiscal first quarter and deliver volume growth despite industry supply challenges in Mexico. Our Marketing & Distribution segment drove volume growth despite higher pricing, demonstrating the underlying strength of the category. Additionally, our strategic investments in our Blueberries segment supported significant volume growth which led to solid segment EBITDA contribution. While the operating environment led to lower per unit avocado margins this year due to higher fruit costs, our diversification across categories and markets helped us deliver solid bottom-line results against a tough year-ago comparison. Looking ahead, while the impact of tariffs on Mexican supply dynamics continues to be uncertain and fluid, we will focus on leveraging our competitive strengths in the California and Peruvian sourcing markets to deliver for our customers. Combined with our strong balance sheet and disciplined approach to capital allocation, we believe we're well-positioned to continue creating value for our shareholders.”
Fiscal First Quarter 2025 Consolidated Financial Review
Total revenue for the first quarter of fiscal 2025 increased $75.5 million or 29% to $334.2 million compared to the same period last year. The increase was primarily driven by the Marketing & Distribution segment, where average per-unit avocado selling prices increased 25% on a 5% increase in avocado volumes sold. The higher selling prices reflect the industry supply constraints in Mexico and demonstrate resilient consumer demand. Blueberries segment revenue also increased, primarily due to a 70% increase in volume sold, partially offset by a 33% decrease in average per-unit selling prices. Higher blueberry volume was driven by increased total acreage and yields from Company farms, while price decreases were driven by a normalization of the supply and demand environment this year, as compared to the prior year’s high pricing that was driven by lower supply following unfavorable regional weather conditions.

Gross profit increased $2.8 million in the first quarter of fiscal 2025 to $31.5 million, compared to the same period last year, driven by the International Farming segment, which benefited from increased packing and cooling service activity that correlated with higher blueberry production volumes, partially offset by lower gross profit in the Marketing & Distribution segment, which was negatively impacted by lower per-unit margins on avocados sold due to challenges in obtaining Mexican supply required to meet customer commitments. Gross profit percentage decreased 170 basis points, to 9.4% of revenue. Gross profit percentage will fluctuate based upon per-unit sales price levels in relation to per-unit costs, as profitability is primarily managed on a per-unit basis.

Selling, general and administrative expense (“SG&A”) for the first quarter increased $1.5 million or 7% to $22.2 million, compared to the same period last year primarily due to higher employee related costs, including statutory profit-sharing expenses and stock-based compensation expense.

EXHIBIT 99.1
Net income for the first quarter of fiscal 2025 was $3.9 million, or $0.05 per diluted share, compared to breakeven, or $0.00 per diluted share, for the same period last year. Net income growth was driven by lower interest rates on lower borrowings, increased equity income and other income associated with foreign currency transaction gains on a strengthening U.S. dollar versus the prior year period.

Adjusted net income for the first quarter of fiscal 2025 was $7.1 million, or $0.10 per diluted share, compared to $6.7 million, or $0.09 per diluted share, for the same period last year.

Adjusted EBITDA was $17.7 million for the first quarter of fiscal 2025, a decrease of $1.5 million or 8% as compared to $19.2 million in the prior year period, driven primarily by lower per-unit gross margins on fruit sold in the Marketing & Distribution and Blueberries segments.
Fiscal First Quarter Business Segment Performance
Marketing & Distribution

Net sales in the Marketing & Distribution segment increased $71.2 million or 32% to $295.8 million for the first quarter, driven by the avocado pricing and volume dynamics described above.

Segment adjusted EBITDA was $9.7 million compared to $11.0 million for the same period last year, primarily due to the impact of lower per-unit gross margins on avocados sold.
International Farming

The vast majority of fruit sales from our International Farming segment are made to the Marketing & Distribution segment, with the remainder of revenue largely derived from services provided to third parties and our Blueberries segment. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through September of each year. As a result, adjusted EBITDA for the International Farming segment is generally concentrated in the third and fourth quarters of the fiscal year in alignment with the timing of sales. In addition, the Company operates approximately 700 acres of mangos in Peru. The timing of the mango harvest is generally concentrated in the fiscal second quarter.

Total sales in the International Farming segment for the first quarter increased $3.4 million or 59% to $9.2 million, compared to $5.8 million for the same period last year primarily due to higher blueberry packing service revenue as compared to the prior year period.

Segment adjusted EBITDA increased $2.3 million to $1.8 million compared to negative $0.5 million for the same period last year, primarily due to improved overhead absorption realized by higher packing revenue, which was supported by growth of its Blueberries business.
Blueberries

Sales in the Blueberries segment have traditionally been concentrated in the first and fourth quarters of the fiscal year in alignment with the Peruvian blueberry harvest season.

Net sales in the Blueberries segment increased 12% to $36.4 million for the first quarter, compared to $32.5 million for the same period last year, driven by the blueberry pricing and volume dynamics described above.

Segment adjusted EBITDA decreased 29% to $6.2 million for the first quarter, compared to $8.7 million for the same period last year, primarily due to lower selling prices impacting per-unit gross margins.
Balance Sheet and Cash Flow
Cash and cash equivalents were $40.1 million as of January 31, 2025, compared to $58.0 million as of October 31, 2024.

Net cash used in operating activities was $1.2 million for the three months ended January 31, 2025, as compared to cash provided by operating activities of $9.5 million for the same period last year, primarily driven by growth in working capital. In the current period, working capital was driven by higher inventory and receivable balances in our Marketing & Distribution segment that correlated with high avocado unit prices, while increased productive acreage has increased growing crop inventory in our International Farming and Blueberries segments.

Capital expenditures were $14.8 million for the three months ended January 31, 2025 compared to $9.9 million last year. Capital expenditures were comprised primarily of avocado orchard development, pre-production orchard maintenance and land improvements, packhouse construction in Guatemala and pre-production land development and blueberry plant cultivation in Peru. The three months ended January 31, 2024 also included distribution facility construction costs in the UK in our Marketing & Distribution segment.

EXHIBIT 99.1
Outlook
For the second quarter of fiscal year 2025, the Company is providing the following industry outlooks that will drive performance. Importantly, these assumptions do not consider any influence from potential tariffs that the U.S. administration and North American trading partners are considering.:

•Industry volumes in the fiscal 2025 second quarter are expected to be consistent with the prior year period. Mexico volumes should taper off during the quarter as the industry harvest comes in lighter than initial expectations. However, California and Peruvian harvests should get off to a faster start based upon improved weather conditions, which should mitigate the impact on overall available volumes.

•At projected volume levels, pricing is expected to be higher on a year-over-year basis by approximately 5% compared to the $1.59 per pound average experienced in the second quarter of fiscal 2024, indicative of continued strength in demand.

•Harvest timing of the Company’s Peruvian blueberry season this year is similar to the prior year with approximately 20% of the harvest to be sold through in the fiscal second quarter, which should translate to an increase in volumes sold of approximately 35-40% when applied to a larger total harvest from our farms for the 2024/2025 season. Average sales prices are expected to decline sequentially but be consistent with prices experienced in the second quarter of fiscal 2024.

•For fiscal 2025, total capital expenditures are expected to remain in the range of $50 to $55 million.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its first quarter of fiscal 2025 financial results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through March 24, 2025 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13751765.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.

Adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.

Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction costs, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest. Effective for the fourth quarter of 2024, the Company made a change in presentation of its reconciliation of adjusted EBITDA to its comparable GAAP financial measure to include a subtotal of the non-GAAP adjustments before the effect of the noncontrolling interest adjustment called “adjusted EBITDA before adjustment for noncontrolling interest.” The presentation change has no impact to total adjusted EBITDA. The Company believes the addition of the subtotal within the reconciliation is useful because it better aligns with management’s sequence of review of the information in the reconciliation.

Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is a global leader in the worldwide avocado business with additional offerings in mangos and blueberries. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and currently services retail, wholesale

EXHIBIT 99.1
and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico and Peru and has additional sourcing capabilities in Chile, Colombia, the Dominican Republic, Guatemala, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes strategically positioned forward distribution centers across key markets throughout North America, China, Europe, and the UK, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: reliance on primarily one main product, limitations regarding the supply of fruit, either through purchasing or growing; fluctuations in the market price of fruit; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; establishment of sales channels and geographic markets; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks, including climate change; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with global conflicts; inability to accurately forecast future performance; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, and directors over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Content and Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	January 31, 2025	October 31, 2024
Assets
Current Assets
Cash and cash equivalents	$40.1	$58.0
Restricted cash	2.1	1.3
Accounts receivable
Trade, net of allowances	100.1	95.4
Grower and fruit advances	3.7	1.7
Other	16.5	15.3
Inventory	122.7	91.2
Prepaid expenses and other current assets	9.5	9.4
Income taxes receivable	2.5	6.7
Total current assets	297.2	279.0
Property, plant and equipment, net	528.4	523.4
Operating lease right-of-use assets	66.7	67.8
Equity method investees	33.5	33.0
Deferred income tax assets, net	9.4	9.7
Goodwill	39.4	39.4
Other assets	23.2	19.2
Total assets	$997.8	$971.5

Liabilities and Equity
Liabilities
Accounts payable	$47.6	$35.3
Accrued expenses	46.3	39.9
Income taxes payable	3.0	7.7
Grower payables	60.6	50.3
Short-term borrowings	—	3.0
Loans from noncontrolling interest holders—current portion	0.6	0.1
Notes payable	—	0.5
Long-term debt—current portion	3.0	3.0
Operating leases—current portion	7.2	6.4
Finance leases—current portion	1.4	2.9
Total current liabilities	169.7	149.1
Long-term debt, net of current portion	114.9	110.7
Loans from noncontrolling interest holders, net of current portion	0.9	1.8
Operating leases, net of current portion	66.4	67.4
Finance leases, net of current portion	21.6	21.5
Income taxes payable	1.3	1.3
Deferred income tax liabilities, net	16.5	16.6
Other long-term liabilities	23.6	26.0
Total liabilities	414.9	394.4
Equity
Mission Produce shareholders' equity	550.8	547.3
Noncontrolling interest	32.1	29.8
Total equity	582.9	577.1
Total liabilities and equity	$997.8	$971.5

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended January 31,
(In millions, except for share and per share amounts)	2025	2024
Net sales	$334.2	$258.7
Cost of sales	302.7	230.0
Gross profit	31.5	28.7
Selling, general and administrative expenses	22.2	20.7
Operating income	9.3	8.0
Interest expense	(2.2)	(3.3)
Equity method income	0.8	0.4
Other income (expense), net	1.5	(1.0)
Income before income taxes	9.4	4.1
Provision for income taxes	3.2	2.1
Net income	$6.2	$2.0
Less: Net income attributable to noncontrolling interest	2.3	2.0
Net income attributable to Mission Produce	$3.9	$—

Net income per share attributable to Mission Produce:
Basic	$0.06	$0.00
Diluted	$0.05	$0.00

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	71,384,445	70,761,022

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended January 31,
(In millions)	2025	2024
Operating Activities
Net income	$6.2	$2.0
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	8.7	12.9
Amortization of debt issuance costs	0.1	0.1
Equity method income	(0.8)	(0.4)
Noncash lease expense	1.8	1.5
Stock-based compensation	2.0	1.4
Dividends received from equity method investees	—	3.2
Losses on asset impairment, disposals and sales	0.1	0.2
Deferred income taxes	—	(0.8)
Unrealized gain on derivative financial instruments	(0.1)	—
Other	(0.6)	0.9
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(5.0)	(10.9)
Grower fruit advances	(2.0)	(0.5)
Other receivables	(1.6)	(0.7)
Inventory	(31.5)	(14.8)
Prepaid expenses and other current assets	(0.3)	—
Income taxes receivable	4.4	0.3
Other assets	(4.0)	0.1
Accounts payable and accrued expenses	18.5	4.6
Income taxes payable	(4.8)	1.2
Grower payables	10.4	10.1
Operating lease liabilities	(0.9)	(0.9)
Other long-term liabilities	(1.8)	—
Net cash (used in) provided by operating activities	$(1.2)	$9.5
Investing Activities
Purchases of property, plant and equipment	(14.8)	(9.9)
Other	(0.1)	—
Net cash used in investing activities	$(14.9)	$(9.9)
Financing Activities
Borrowings on revolving credit facility	15.0	15.0
Payments on revolving credit facility	(10.0)	(10.0)
Repayment of short-term borrowings	(3.5)	(2.8)
Principal payments on long-term debt obligations	(0.8)	(0.9)
Principal payments on finance lease obligations	(0.1)	(2.3)
Payments for long-term supplier financing	(0.3)	(0.3)
Principal payments on loans due to noncontrolling interest holder	—	(0.5)
Payments of minimum withholding taxes on net share settlement of equity awards	(1.3)	(0.7)
Exercise of stock options	0.3	—
Purchase and retirement of common stock	(0.3)	—
Net cash used in financing activities	$(1.0)	$(2.5)
Effect of exchange rate changes on cash	—	0.2
Net decrease in cash, cash equivalents and restricted cash	(17.1)	(2.7)
Cash, cash equivalents and restricted cash, beginning of period	59.3	43.2
Cash, cash equivalents and restricted cash, end of period	$42.2	$40.5

MISSION PRODUCE, INC.

	Three Months Ended January 31,
(In millions)	2025	2024
Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$40.1	$39.9
Restricted cash	2.1	0.6
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$42.2	$40.5

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted Net Income

	Three Months Ended January 31,
(In millions, except for per share amounts)	2025	2024
Net income attributable to Mission Produce	$3.9	$—
Stock-based compensation	2.0	1.4
Unrealized loss on derivative financial instruments	(0.1)	0.2
Foreign currency transaction (gain) loss	(1.1)	1.4
Losses on asset impairment and disposals	0.1	0.2
Farming costs for nonproductive orchards(1)	1.0	1.2
Recognition of deferred ERP costs	0.6	0.5
Canada site closures(2)	1.4	—
Transaction costs	0.1	—
Depreciation-blueberries(3)	—	4.1
Severance	—	1.3
Legal settlement	—	0.2
Amortization of intangible asset recognized from business combination	—	0.3
Tax effects of adjustments to net income attributable to Mission Produce(4)	(0.7)	(2.3)
Noncontrolling interest(5)	(0.1)	(1.8)
Mission Produce adjusted net income	$7.1	$6.7
Mission Produce adjusted net income per diluted share	$0.10	$0.09
(1)During the three months ended January 31, 2025, $0.5 million related to blueberry orchards and $0.5 million related to avocado orchards. During the three months ended January 31, 2024, $0.7 million related to the development of blueberry orchards and $0.5 million related to avocado orchards.
(2)Represents accelerated depreciation expense on property, plant and equipment and operating lease right-of-use lease assets as well as severance costs, related to the closure of the Company’s Canadian distribution centers that occurred during the first quarter of 2025. All charges were recognized in cost of sales.
(3)Represents accelerated depreciation expense for certain blueberry plants determined to have no remaining useful life.
(4)Tax effects are calculated using applicable rates that each adjustment relates to.
(5)Represents net income or loss attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA

	Three Months Ended January 31,
(In millions)	2025	2024
Marketing and Distribution adjusted EBITDA	$9.7	$11.0
International Farming adjusted EBITDA	1.8	(0.5)
Blueberries adjusted EBITDA	6.2	8.7
Total reportable segment adjusted EBITDA	$17.7	$19.2
Net income	6.2	2.0
Interest expense(1)	2.2	3.3
Provision for income taxes	3.2	2.1
Depreciation and amortization(2)	8.7	12.9
Equity method income	(0.8)	(0.4)
Stock-based compensation	2.0	1.4
Losses on asset impairment and disposals	0.1	0.2
Farming costs for nonproductive orchards	0.5	0.5
Recognition of deferred ERP costs	0.6	0.5
Severance	—	1.3
Legal settlement	—	0.2
Transaction costs	0.1	—
Canada site closures(3)	0.5	—
Other (income) expense, net	(1.5)	1.0
Adjusted EBITDA before adjustment for noncontrolling interest	21.8	25.0
Noncontrolling interest(4)	(4.1)	(5.8)
Total adjusted EBITDA	$17.7	$19.2
(1)Includes interest expense from finance leases, the most significant of which is for land at our Blueberries segment of $0.5 million for both the three months ended January 31, 2025 and 2024.
(2)Includes depreciation and amortization of purchase accounting assets of $0.3 million and $2.9 million for the three months ended January 31, 2025 and 2024, respectively, and $0.2 million of amortization of the Blueberries finance lease for both the three months ended January 31, 2025 and 2024. The three months ended January 31, 2025 also include $0.9 million of accelerated depreciation expense from fixed assets related to the closure of our Canada facilities during the respective quarter. The three months ended January 31, 2024 also include $4.1 million of accelerated depreciation expense, $2.0 million of which was from purchase accounting assets, for certain blueberry plants determined to have no remaining useful life during the respective quarter.
(3)Represents accelerated amortization of operating lease right-of-use assets and severance incurred due to the closure of our Canada facilities during the first quarter of 2025 as well as severance costs, recognized in cost of sales.
(4)Represents net income (loss) attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Other Information (Unaudited)
Segment Sales

	Marketing & Distribution	International Farming	Blueberries	Total	Marketing & Distribution	International Farming	Blueberries	Total
	Three Months Ended January 31,
(In millions)	2025				2024
Third party sales	$295.8	$2.0	$36.4	$334.2	$224.6	$1.6	$32.5	$258.7
Affiliated sales	—	7.2	—	7.2	—	4.2	—	4.2
Total segment sales	295.8	9.2	36.4	341.4	224.6	5.8	32.5	262.9
Intercompany eliminations	—	(7.2)	—	(7.2)	—	(4.2)	—	(4.2)
Total net sales	$295.8	$2.0	$36.4	$334.2	$224.6	$1.6	$32.5	$258.7
Avocado Sales

	Three Months Ended January 31,
	2025	2024
Pounds of avocados sold (millions)	159.9	151.6
Average sales price per pound	$1.75	$1.40

Sales by Type

	Three Months Ended January 31,
(In millions)	2025	2024
Avocado	$279.2	$212.3
Other	55.0	46.4
Total net sales	$334.2	$258.7